Exhibit 8.1
                                           February 9, 2001

Omnicom Group Inc.
437 Madison Avenue
New York NY 10022

Ladies and Gentlemen:

      We have acted as counsel to Omnicom Group Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $750,000,000 aggregate issue price of the Company's Liquid Yield Option(TM) Notes due 2031 (the "Notes") which may be converted in certain cases into shares of the Company's common stock.

      In connection with our opinion we have reviewed the Registration Statement, including the exhibits thereto, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

      This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, and the legislative history thereto and Treasury Regulations issued thereunder, current administrative rulings and practices of the Internal Revenue Service and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

      Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the headings "Summary-Tax Original Issue Discount" and "Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent it states matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, is a fair summary in all material respects.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       /s/ Jones Day Reavis & Pogue
                                       ----------------------------
                                       Jones Day Reavis & Pogue